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                                                                  EXHIBIT "99.2"



                            LOAN PURCHASE AGREEMENT

               THIS AGREEMENT is entered into effective July 23, 2001, among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Chesapeake"), ROBERT A. HEFNER III, an individual ("Hefner"), and RAMIIILAJ, A LIMITED PARTNERSHIP, an Oklahoma limited partnership ("Ramiiilaj").

                                   BACKGROUND

               WHEREAS, Chesapeake, Seven Seas Petroleum Inc., a Cayman Islands exempted company limited by shares (the "Borrower") and all of the subsidiaries of the Borrower entered into that certain Note Purchase Agreement and Loan Agreement (the "Loan Agreement") which provides for the extension of credit (the "CEC Loan") by Chesapeake to the Borrower in the amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) as evidenced by that certain promissory note of even date herewith (the "Note") and the related issuance of warrants (the "Warrants") to purchase up to Twelve Million Six Hundred Twelve Thousand One Hundred Forty (12,612,140) of the Borrower's ordinary shares, representing twenty percent (20%) of the outstanding ordinary shares of the Borrower on a fully diluted basis;

               WHEREAS, Hefner and Ramiiilaj (jointly and severally, the "Hefner Parties") are affiliates of the Borrower and under the terms of the Loan Agreement agreed with others to purchase the Borrower's 12% Series B Senior Secured Notes (the "Series B Notes") in the amount of Twenty- Two Million Five Hundred Thousand Dollars ($22,500,000.00) as a condition to Chesapeake's obligation to extend the Loan;

               WHEREAS, under the terms of the Loan Agreement, the Borrower was required to offer (the "Rights Offering") to the Borrower's stockholders the right to purchase an approximate pro rata share of the Corporation's Series A Senior Secured Notes due 2004 in the aggregate principal amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) (the "Series A Notes") coupled with detachable warrants to purchase the Borrower's ordinary shares all on terms substantially similar to the terms of the Loan Agreement with the proceeds to be used to redeem all of the Series B Notes;

               WHEREAS, to the extent that the Series A Notes are not fully subscribed for in the Rights Offering, the holders of the Series B Notes are required to exchange all of such parties' Series B Notes for Series A Notes and the related warrants; and

               WHEREAS, in order to induce Chesapeake to enter into and perform the Loan Agreement the Hefner Parties agreed at Chesapeake's request as provided herein to purchase a portion of the CEC Loan (together with a pro rata portion of the Warrants) to the extent necessary to cause the principal amount of the Series A Notes and the CEC Loan held by the Hefner Parties to equal up to a minimum amount of Ten Million Dollars ($10,000,000.00).

               NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase Agreement. Subject to the terms and conditions of this Agreement and in consideration of Chesapeake entering into and performing the terms of the Loan Agreement, the


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Hefner Parties hereby unconditionally and irrevocably agree to purchase from
Chesapeake a portion of the unpaid principal balance of the CEC Loan (the "Purchased Portion") equal to the lesser of: (a) the principal portion of the CEC Loan requested by Chesapeake to be purchased by the Hefner Parties as provided in this Agreement; or (b) Ten Million Dollars ($10,000,000.00) reduced by the principal amount of the Series A Notes held by the Hefner Parties. In addition to the Purchased Portion of the CEC Loan to be purchased by the Hefner Parties pursuant to the foregoing sentence, the Hefner Parties will purchase all accrued and unpaid interest attributable to the Purchased Portion as of the Closing Date (as hereinafter defined). In addition, to the extent that the Hefner Parties actually purchase any portion of the CEC Loan under this Agreement, Chesapeake agrees that simultaneously with such purchase Chesapeake will convey to the Hefner Parties a portion of the Warrants equal to the Purchased Portion divided by Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00), rounded to the nearest whole Warrant.

2. Purchase Price. The purchase price of the Purchased Portion of the CEC Loan will be the amount equal to the Purchased Portion, plus any accrued and unpaid interest on the Purchased Portion plus any unpaid sums expended by Chesapeake in connection with the CEC Loan (the "Purchase Price"). The Purchase Price will be paid by the Hefner Parties in immediately available United States Dollars on the day of closing of the purchase of the Purchased Portion.

3. Sale Procedure. Notice of the exercise by Chesapeake of its rights hereunder to sell the Purchased Portion to the Hefner Parties and the consummation of such sale will be performed as follows:

         3.1 Notices. On consummation of the purchase of the Series A Notes by the Hefner Parties in the Rights Offering, the Hefner Parties shall notify Chesapeake (the "Offer Notice") as to the completion of the Rights Offering and the principal amount of the Series A Notes purchased by the Hefner Parties for their own account (excluding any Series A Notes held as agent for any other parties). Chesapeake shall have fifteen (15) days after receipt of the Offer Notice (the "Option Period") to elect to require the Hefner Parties to purchase a portion of the CEC Loan as above provided. Chesapeake election shall be made by giving written notice (the "Election Notice") to the Hefner Parties within the Option Period. The Election Notice shall specify (i) the amount of the Purchased Portion and (ii) a date for the Closing (hereafter defined), which shall not be sooner than two (2) days nor later than five (5) days after the Election Notice is given.

         3.2 Closing. The consummation of the purchase and sale of the Purchased Portion and the portion of the Warrants to the Hefner Parties (the "Closing") will be held at the offices of Commercial Law Group, P.C., 210 Park Avenue, Suite 2725, Oklahoma City, Oklahoma, at 10:00 A.M. on the date specified by Chesapeake in the Election Notice (the "Closing Date").

         3.3 Deliveries. At the Closing, Chesapeake will deliver to the Hefner Parties: (a) a participation certificate evidencing the Purchased Portion of the CEC Loan or such other evidence as is reasonably acceptable to the parties evidencing the Hefner Parties' ownership of the Purchased Portion; and (b) the required portion of the Warrants. The Hefner Parties will deliver to Chesapeake in immediately available funds the Purchase Price. The parties hereby agree: (x) the Purchased Portion and the Warrants to be assigned under this Agreement will be assigned


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                  "AS IS WHERE IS" without any representation, warranty,
                  recourse or liability in any event; (y) to use reasonable efforts to cause the Borrower to issue a separate warrant agreement for the warrants to be assigned to the Hefner Parties; and (z) in the event that a separate warrant agreement is not issued, to take such actions as may be reasonable for Chesapeake to hold the Warrants to be assigned hereunder as agent for the Hefner Parties.

4. Voting Agreement. Under the terms of the Shareholders Rights Agreement of even date herewith among Chesapeake and the Borrower, Chesapeake has the right to request representation on the Borrower's board of directors by persons designated by Chesapeake. In the event that Chesapeake exercises such rights, each of the Hefner Parties agrees to take all action necessary including, but not limited to, the voting of such Hefner Party's capital stock, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Borrower's board of directors, the waiving of notice and the attending of meetings, so as to cause Chesapeake's designees to be voted or appointed to the Borrower's board of directors. The foregoing expressly includes causing the foregoing actions to be taken or performed by any affiliates of the Hefner Parties. Notwithstanding the foregoing, Hefner shall not be required to take any action that, in the opinion of counsel, would violate his fiduciary duties to the Borrower and its shareholders.

5. Miscellaneous. It is further agreed as follows:

         5.1 Default. The parties agree that a violation by any party of the terms of this Agreement cannot be adequately measured or compensated in money damages and that any breach or threatened breach of this Agreement by a party to this Agreement would do irreparable injury to the non-breaching party. The parties, therefore, agree that in the event of any breach or threatened breach by a party to this Agreement of the terms and conditions set forth in this Agreement, the non- breaching party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and obtain injunctive relief requiring the breaching party to be restrained from any such breach, or threatened breach or to refrain from a continuation of any actual breach.

         5.2 Headings. The section headings in, and the table of contents of, this Agreement are for convenience of reference only and are not part of the substance of this Agreement. References in this Agreement to paragraphs are references to the paragraphs of this Agreement unless otherwise specified.

         5.3 Severability. The parties to this Agreement expressly agree that it is not their intention to violate any public policy, law, statutory or common law rules or the regulations or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, law, rule, regulation or decision, the provision causing such violation will be inoperative (and in lieu thereof there will be inserted such provision as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.



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         5.4      Notices. Any notice, demand or communication required or
                  permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third
                  (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the addresses of the parties set forth below or to such other address as each party may designate for itself by like notice:

                  To Chesapeake:            Chesapeake Energy Corporation
                                            Attention: Marcus C. Rowland
                                            6100 North Western
                                            Oklahoma City, Oklahoma  73118
                                            Telefacsimile: (405) 879-9580

                                            with a copy to

                                            Commercial Law Group, P.C.
                                            Attention: Ray Lees
                                            2725 Oklahoma Tower
                                            210 Park Avenue
                                            Oklahoma City, Oklahoma  73102
                                            Telefacsimile:  (405) 232-5553

                  To the Hefner   Parties:  Mr. Robert A. Hefner III
                                            Ramiiilaj, A Limited Partnership
                                            c/o Robert S. May
                                            6305 Waterford Blvd., Suite 470
                                            Oklahoma City, Oklahoma 73118
                                            Telefacsimile:  (405) 858-9898

                                            with copy to:

                                            Gary F. Fuller
                                            McAfee & Taft, A Professional
                                            Corporation
                                            10th Floor, Two Leadership Square
                                            211 North Robinson
                                            Oklahoma City, Oklahoma 73102
                                            Telefacsimile:  (405) 235-0439

         5.5 Successors. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         5.6 Remedies. The failure of any party to enforce any right or remedy under this agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced, will be narrowly construed only as a


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                  waiver of the particular matter stated to be waived, and will not constitute a continuing waiver.

         5.7 Survival. All warranties, representations and covenants made by any party in this Agreement or in any certificate or other instrument delivered by such party or on its behalf under this Agreement will be considered to have been relied upon by the party to which it is delivered and will survive the execution of this Agreement, regardless of any investigation made by such party or on its behalf. All statements in any such certificate or other instrument will constitute warranties and representations under this Agreement.

         5.8 Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys' fees and disbursements and litigation expenses incurred by the successful party.

         5.9 Counterparts. This Agreement may be executed in any number of counterparts, which will individually and collectively constitute one agreement.

         5.10 CHOICE OF LAW. THIS AGREEMENT WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

               IN WITNESS HEREOF, the parties have executed this Agreement effective as of the date first above written.

                                 CHESAPEAKE ENERGY CORPORATION, an
                                 Oklahoma corporation


                                 By   /s/ Tom L. Ward
                                   -------------------------------------------
                                   Tom L. Ward, President
                                   ("Chesapeake")




                                      /s/ Robert A. Hefner III
                                   -------------------------------------------
                                   ROBERT A. HEFNER III, individually



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                                 RAMIIILAJ, A LIMITED PARTNERSHIP, a Texas
                                 limited partnership

                                 By:  Hefner Investment Company, an Oklahoma
                                      corporation, sole general partner


                                      By   /s/ Robert A. Hefner III
                                        ---------------------------------------
                                        Robert A. Hefner III, President





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